Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the caption “Financial Highlights” in the Prospectus, “Independent Registered Public Accounting Firm” in the Statement of Additional Information and “Service Providers” in the Proxy Statement which is incorporated by reference in this Registration Statement of Nuveen Investment Funds, Inc. (formerly First American Investment Funds, Inc.) filed on Form N-14 under the Securities Act of 1933.

We also consent to the references to our report dated April 27, 2011 in the Annual Report for the year ended February 28, 2011 of Nuveen California Tax Free Fund in the Statement of Additional Information which is incorporated by reference in this Registration Statement.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

January 18, 2012